    As filed with the Securities and Exchange Commission on October 15, 1998

                                                     Registration No. 333-
                                                                          ------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   -----------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                                 LEUKOSITE, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                              2834                            04-3173859
(State or other jurisdiction of      (Primary Standard Industrial              (I.R.S. Employer
incorporation or organization)        Classification Code Numbers)            identification No.)


                                215 First Street
                               Cambridge, MA 02142
                                 (617) 621-9350

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                         Christopher K. Mirabelli, Ph.D.
                       Chairman of the Board of Directors
                                 LEUKOSITE, INC.
                                215 First Street
                               Cambridge, MA 02142
                                 (617) 621-9350

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                                 with copies to:
                            Justin P. Morreale, Esq.
                               Julio E. Vega, Esq.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000

                                   -----------

        Approximate date of commencement of proposed sale to the public:
      From time to time after this Registration Statement becomes effective

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


                                                          Proposed Maximum    Proposed Maximum
           Title of Securities         Amount to          Offering Price      Aggregate             Amount of
           to be Registered            be Registered      Per Share(1)        Offering Price(1)     Registration Fee
           ----------------            -------------      ------------        -----------------     ----------------
           Common Stock
           Par Value $.01 per share        7,071,810            $7.13             $50,422,005           $14,874.49
           --------------------------- ------------------ ------------------- --------------------- --------------------

         (1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c), based on the offering of up to 7,071,810 shares at a purchase price of $7.13 per share, which is the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on October 12, 1998. It is not known how many shares will be purchased under this Registration Statement or at what price such shares will be purchased.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
----------

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to Completion, dated October 15, 1998

                                7,071,810 Shares

                                 LEUKOSITE, INC.

                                  Common Stock

         Selling stockholders identified in this prospectus are selling 7,071,810 shares of common stock of LeukoSite, Inc. LeukoSite will not receive any of the proceeds from the sale of shares by the selling stockholders. LeukoSite's common stock is listed on the Nasdaq National Market under the symbol "LKST". On October 13, 1998, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $7.13 per share.

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors," beginning on page 3.

         The LeukoSite shares offered or sold under this prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."

                The date of this prospectus is __________, 1998.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         -     Annual Report on Form 10-K for the year ended December 31, 1997;

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

         -     Current Report on Form 8-K filed January 26, 1998; and

         - The description of the common stock contained in LeukoSite's Registration Statement on

               Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

         You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

               LeukoSite, Inc.
               215 First Street
               Cambridge, MA  02142
               Attn:  Investor Relations
               (617) 621-9350
               information@LeukoSite.com

         This prospectus is part of a smaller Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding LeukoSite's drug development programs, clinical trials, receipt of regulatory approval, capital needs, intellectual property, expectations and intentions. Forward-looking statements necessarily involve risks and uncertainties, and LeukoSite's actual results could differ materially from those anticipated in the forward-looking statements, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

RISK FACTORS

         Investing in LeukoSite's common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to the other information in this prospectus.

         Uncertainty of Clinical Trial Outcomes. Clinical trials of drug candidates involve the testing of potential therapeutic agents in humans to determine the safety and efficacy of drug candidates. Many drugs in human clinical trials fail to demonstrate desired safety and efficacy characteristics. Drugs in later stages of development may fail despite having progressed through initial human testing.

         Early Stage Product Development Programs. Many of our research and development programs are at an early stage. We have not completed clinical development of any of our monoclonal antibody products or selected any small molecule drug candidates. Any drug candidates that we develop will require significant additional research and development efforts, extensive preclinical (animal and laboratory) and clinical testing, as well as regulatory approval, before we can begin testing in humans. In addition, encouraging results obtained in laboratory testing alone do not necessarily mean that similar results will be obtained in later stages of preclinical development or in human clinical testing. Potential drug candidates are subject to inherent risks of failure. These risks include the possibilities that no drug candidate will be found safe or effective, meet applicable regulatory standards, or receive the necessary regulatory clearances.

         We cannot assure you that safe and effective drug candidates will be developed into commercially successful drugs. There may be delays in receipt of regulatory approvals. The drugs could be uneconomical to manufacture or produce on a large scale. We could be unable to successfully market the new drugs or achieve customer acceptance. The proprietary rights of others could stop us from being able to market the drugs, or third parties could market superior or equivalent drugs. If we were unable to develop safe, commercially viable drugs, it would have a material adverse effect on our business, financial condition and results of operations.

         Dependence on Collaborative Partners. A key element of our strategy is to accelerate drug discovery and development programs and to fund capital requirements, in part, by entering into collaboration agreements with major pharmaceutical companies. We have entered into collaboration agreements with Warner-Lambert, Roche Bioscience, Kyowa Hakko Kogyo and Genentech. Under our collaboration agreements with Warner-Lambert, Roche Bioscience and Kyowa, our collaborative partners have the right, but not the obligation, to conduct preclinical and clinical trials of compounds developed during our collaboration and to develop and commercialize any drug candidates. Under the Genentech collaboration agreement, Genentech has the right, but not the obligation, to conduct Phase III clinical trials of LDP-02. Our receipt of revenues from milestones, royalties, co-promotion rights or profit-sharing under the collaboration agreements is dependent upon the activities and the development, manufacturing and marketing resources of our collaborative partners. Our collaborative partners have significant discretion in electing whether to pursue the development of any potential drug candidates. As a result, we cannot control the amount and timing of resources dedicated by our collaborative partners to our collaborations.

         We cannot assure you that our collaborative partners will pursue the development and commercialization of compounds resulting from our collaboration or that we will successfully derive any revenue from the sales of drugs. Certain drug candidates discovered by us may be competitive with our collaborative partners' drugs or drug candidates. Accordingly, we cannot assure you that our collaborative partners will proceed with the development of our drug candidates or that they will not pursue their existing or alternative technologies in preference to our drug candidates. Disagreements between us and our collaborative partners could lead to delays in research or in the development and commercialization of certain drug candidates or in litigation. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

         We are relying on our collaborative partners to fund a significant portion of our research operations and clinical trials over the next several years. Although each of the collaboration agreements may be extended past its current term, we cannot assure you that these contracts will be extended or renewed. Each of the collaboration agreements is terminable by either party upon breach by the other party. Moreover, Warner-Lambert may terminate the collaboration agreements upon six months written notice. Kyowa may terminate its collaboration agreement with 60 days notice. Genentech may terminate its collaboration agreement after December 1998, upon nine months notice. We cannot assure you that any of the collaboration agreements will remain in effect for its expected term. The delay or termination of a collaboration agreement could force us to undertake unforeseen additional responsibilities or to devote unbudgeted additional resources to development or commercialization of a drug candidate. Those events and could have a material adverse effect on our business, financial condition and results of operations.

         History of Losses and Expectation of Future Losses; Uncertainty of Future Profitability. LeukoSite was incorporated in May 1992 and has incurred a net operating loss every year. Our accumulated deficit was approximately $ 39.6 million through June 30, 1998. We expect to incur significant additional operating losses over the next several years due to expanded research and development efforts, preclinical and clinical trials and the funding of development activities under the joint venture with Ilex Oncology, Inc.

         In the next few years, we expect our revenues to be limited to any research support and milestone payments under the current collaboration agreements and any future collaboration agreements that we may establish. We cannot assure you that we will achieve the milestones that are required to receive additional funds from our current collaborative partners or that we will be able to maintain the collaboration agreements in effect. In addition, we can not assure you that we will be able to establish any additional collaborative relationships on acceptable terms, if at all. We cannot assure you that LeukoSite will operate profitably.

         Substantial Additional Financing Requirements; Uncertainty of Available Funding. We will require substantial additional funds in order to finance our drug discovery and development programs, fund operating expenses, pursue regulatory clearances, develop manufacturing, marketing and sales capabilities, and prosecute and defend our intellectual property rights. We depend upon our collaborative partners for research and clinical trials funding. We cannot give any assurance that funding will continue under our existing collaboration agreements, or that existing and potential collaboration agreements will be sufficient to fund our operating expenses.

         We intend to seek additional funding through public or private financing or through collaboration arrangements with collaborative partners. If we raise funds by selling equity securities, sales may dilute your share ownership and future investors may be granted rights superior to yours. We cannot give any assurance, however, that additional financing will be available on acceptable terms, if at all.

         Impact of Extensive Government Regulation. The LeukoSite products under development are subject to regulation by the federal government, including the Food and Drug Administration, and by state and local governments. If our products are marketed abroad, they will also be subject to export requirements and to regulation by foreign governments. The applicable regulatory approval process is lengthy and expensive and must be completed prior to the commercialization of a product. We cannot give any assurance that we will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of our products under development. Delays in receipt or failure to receive such approvals or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

         Product development and approval to meet FDA regulatory requirements takes a number of years, involves the expenditure of substantial resources and is uncertain. Many products that initially appear promising ultimately do not reach the market because they are not found to be safe or effective. In addition, the current regulatory framework could change and additional regulations may arise at any stage of product development that may affect approval, delay the submission or review of an application or require additional expenditures.

         We cannot be certain if and when we or our collaborative partners will submit any marketing applications for any of our product candidates for any indications. We cannot provide any assurance that any clinical studies will be completed or, if completed, will demonstrate that the products are safe and effective. We cannot provide any assurance that required approvals will be granted by FDA on a timely basis, or at all, for any of these products for any indications.

         All of our product candidates will require FDA and foreign government approvals for commercialization. As yet, no approvals have been obtained. We have completed enrollment in our licensing trial of CAMPATH (LDP-03) but have not completed analysis of the results of the trial. We cannot be certain as to the clinical efficacy and safety characteristics of CAMPATH at this time. We have commenced trials of our LDP-01 and LDP-02 product candidates in abroad and intend to continue to perform preclinical and clinical trials abroad, subject to receipt of required United Kingdom regulatory approvals. FDA may require us to repeat certain or all U.K. clinical trials in the United States, which would increase the time and expense required to obtain FDA approval.

         The effect of government regulation may be to delay marketing of our products for a considerable or indefinite time, impose costly procedural requirements and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing strategy as well as our ability to generate revenue from product sales. The failure to obtain marketing approval of our products on a timely basis, or at all, would have a material adverse effect on our business, financial condition and results of operations.

         Uncertainties Relating to Patents and Proprietary Rights. Our success will depend in part on our ability to obtain United States and foreign patent protection for our drug candidates and processes, preserve our trade secrets, and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the applicants or inventors of subject matter covered by patent applications or patents owned by or licensed to us were the first to invent or the first to file patent applications for such inventions. We cannot give any assurance that any patents will issue from any of the pending or future patent applications we own or have licensed. Existing or future patents owned by or licensed to us may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, we cannot give any assurance that any rights we may have under any issued patents will provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

         If another party claims the same subject matter or subject matter overlapping with subject matter that we have claimed in a United States patent application or patent, we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine priority of invention. Loss of such an interference proceeding would deprive us of patent protection sought or previously obtained. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable.

         In addition to patent protection, we rely on trade secrets, proprietary know-how, and confidentiality provisions in agreements with our collaborative partners, employees and consultants to protect our intellectual property. We also rely on invention assignment provisions in agreements with employees and certain consultants. We cannot give any assurance that these agreements will not be breached or that we would have adequate remedies for any such breach. We cannot give any assurance that our trade secrets, proprietary know-how and intellectual property will not become known or be independently discovered by others.

         Our product candidates LDP-01, LDP-02 and LDP-03 are humanized monoclonal antibodies. We are aware that patents have been issued in the United States and abroad to third parties that relate to certain humanized antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. We may choose to seek or be required to seek licenses under certain of these patents.

         We are also aware of other third party applications in the United States and abroad relating to certain humanized monoclonal antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. We may choose to seek or be required to seek licenses under some or all of the patents which might issue from these patent applications.

         Litigation in the pharmaceutical and biotechnology industry regarding patents and other proprietary rights has been significant and widespread. Litigation or other proceedings may be necessary to assert claims of infringement, to enforce patents owned by or licensed to us, to protect trade secrets, know-how or other intellectual property rights owned by or licensed to us, or to determine the scope or validity of proprietary rights of third parties and defend against claims of infringement thereof. There can be no assurance that any of the patents owned by or licensed to us will ultimately be held valid or that efforts to assert or defend any patents, trade secrets, know-how or other intellectual property rights would be successful. Similarly, there can be no assurance that the products or processes we use will not be held to infringe patents or other intellectual property rights of others. The expenses of intellectual property litigation or other proceedings are likely to be substantial, and could have a material adverse effect on our business, operating results and financial condition. An adverse outcome in such litigation or proceeding could subject us to significant liabilities or require us to cease certain activities. If any of our present or future products or processes is alleged or determined to infringe upon the patents or impermissibly use the intellectual property of others, we may choose or be required to obtain licenses from third parties under their patents or proprietary rights. We cannot give any assurance that we will be able to obtain those licenses on acceptable terms, or at all. In such event, the development, manufacture and sale of our drug candidates or products could be severely restricted or prohibited.

         Intense Competition. The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products.

         We cannot give any assurance that our competitors will not succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. We cannot give any assurance that drugs resulting from our research and development efforts, if approved for sale, will be able to compete successfully with our competitors' existing products or products under development.

         Rapid Technological Change. Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with developing those products.

         Reliance on Contract Manufacturers; Lack of Manufacturing Experience. We are dependent on other people for the manufacture of our product candidates. We are aware of only a limited number of manufacturers who we believe have the ability and capacity to manufacture our drug candidates for preclinical and clinical trials. We have entered into an agreement with Karl Thomae, a contract manufacturer, for the production of CAMPATH (LDP-03) for clinical trials. We have been relying on the Therapeutic Antibody Centre for the manufacture of LDP-01 and LDP-02 for preclinical testing. We intend to employ the manufacturing capability of the TAC through other early clinical trials. If we were required to transfer manufacturing processes to other manufacturers, we could experience significant delays in supply. If, at any time, we were unable to maintain, develop or contract for manufacturing capabilities on acceptable terms, our ability to conduct preclinical and clinical trials will be adversely affected and there would be delays in the submission of drug candidates for regulatory approvals.

         Our collaborative partners generally have the exclusive right to manufacture products resulting from our collaborations. We have no experience in manufacturing and currently lack the facilities and personnel to manufacture products in accordance with Good Manufacturing Practices as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements.

         Risks Associated with Ilex Joint Venture. We have entered into a joint venture with Ilex for the development and commercialization of CAMPATH (LDP-03) for the treatment of chronic lymphocytic leukemia. As part of the joint venture, we are obligated to share fifty percent of the development costs of CAMPATH (LDP-03). We cannot give any assurance that we will have the cash available or will desire to maintain our commitment to the joint venture. In the event that we fail for any reason to make a required capital contribution to the joint venture, Ilex may gain control of the management of the joint venture and become entitled to a greater share of the profits derived from product sales of LDP-03.

         We can also give no assurance that Ilex will have the cash available or will desire to maintain its commitment to the joint venture. In the event that Ilex fails for any reason to make a required capital contribution to the joint venture, we may be required to make additional capital contributions to the joint venture to maintain the desired level of development activities by the joint venture. We can give no assurance that we will be able to compensate for any failure by Ilex to make any capital contribution or that the joint venture would be able to continue operations with lesser funding. In addition, after the earlier of a change in control of Ilex or LeukoSite or October 2, 2000, either company has the right to purchase the other company's ownership of the joint venture in the event of an unresolved deadlock. As a result, we can give no assurance that we will be able to recoup our investment in the joint venture.

         Dependence on Key Personnel. We believe that our ability to successfully implement our business strategy is highly dependent on our management and scientific team. None of our executive officers has entered into an employment agreement. The loss of services of one or more of these individuals might hinder the achievement of our development objectives. We are highly dependent on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot give any assurance that we will continue to be able to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.

         Control by Existing Stockholders. LeukoSite's officers, directors and principal stockholders own or control approximately 47.25% of the outstanding common stock. As a result, these stockholders, acting together, will have the ability to control most matters requiring approval by the stockholders.

         Absence of Dividends. We have never declared or paid cash dividends. We do not intend to declare or pay any cash dividends in the foreseeable future.

         Year 2000 Issues. We are evaluating Year 2000 issues and their potential impact on our information systems and computer technologies. All evaluation costs will be expensed as incurred. Year 2000 issues are not expected to have a significant impact on our ongoing results of operations.

                                   THE COMPANY

         LeukoSite is a biotechnology company developing proprietary drugs designed to block the disease-promoting action of white blood cells. The focus of LeukoSite's research and development is on drugs for the treatment of cancer, autoimmune and inflammatory diseases. The mailing address and telephone number of our principal executive office is 215 First Street, Cambridge, MA 02142 (617) 631-9350.

                               RECENT DEVELOPMENTS

         On July 1, 1998, LeukoSite raised approximately $11.8 million in a private placement of common stock. LeukoSite issued approximately 1,970,000 shares of common stock.

                                 USE OF PROCEEDS

         LeukoSite will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

         Under a Registration Rights Agreement dated July 1, 1998 among LeukoSite and certain selling stockholders, we agreed to register the LeukoSite common stock sold to those selling stockholders in the private placement and to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first. Our registration of the shares of common stock does not necessarily mean that the selling shareholders will sell all or any of the shares.

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of September 30, 1998, by each of the selling stockholders.

         The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with the Company. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of their shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.


                                                        Shares
                                                     Beneficially         Number
                                                         Owned          Of Shares                 Shares
                                                       Prior to           Being             Beneficially Owned
Name and Address of Beneficial Owner                 Offering (1)        Offered            After Offering (1)
------------------------------------                 ------------       ---------           ------------------
                                                                                            Number    Percent

Entities Affiliated with HealthCare                  2,482,343        2,479,093              3,250       *
Ventures LLC
   44 Nassau Street
   Princeton, New Jersey 08542

Timothy Springer                                       773,741         770,825               2,916       *
   Center for Blood Research
   200 Longwood Avenue
   Boston, Massachusetts 02115

Entities Affiliated with Schroders PLC                 756,451         291,667             464,784      4.9
    120 Cheapside
    London EC2V 6DS
    England

Warner-Lambert                                         618,466         618,466                  --       *
    201 Tabor Road
   Morris Plains, New Jersey 07950

 Roche Finance Ltd                                     610,301         610,301                  --       *
   c/o Hoffman-La Roche, Ltd.
   124 Grensacherstrasse
    CH-4002 Basel
    Switzerland

Entities Affiliated with Rho Management                548,307         548,307                  --       *
Co., Inc.
   767 Fifth Avenue
   New York, New York 10153

Lombard Odier & Cie                                    425,325         425,325                  --       *
   Toedistrasse 36
   CH8027

   Zurich, Switzerland

Perseus Capital, LLC                                   416,667         416,667                  --       *
   The Army and Navy Club Building
   1627 I Street NW
   Suite 610
   Washington, DC 20006

S.R. One Ltd                                           222,222         222,222                  --       *
   Bay Colony Executive Park, Suite 315
   565 East Swedesford Road
   Wayne, Pennsylvania 19087

Goldman Sachs & Co.                                    166,667         166,667                  --       *
   One New York Plaza
   New York, New York 10004

Springer Family Trust                                  134,067         134,067                  --       *
   245 Walcott Road
   Chestnut Hill, Massachusetts

Peretz Family Investment                               119,008         115,758               3,250       *
   20 Larchwood Drive
   Cambridge, MA 02138


                                                        Shares
                                                     Beneficially         Number
                                                         Owned          Of Shares                 Shares
                                                       Prior to           Being             Beneficially Owned
Name and Address of Beneficial Owner                 Offering (1)        Offered            After Offering (1)
------------------------------------                 ------------       ---------           ------------------
                                                                                            Number    Percent

New Day Investment Partnership                         111,111         111,111                  --       *
   6690 LaJolla Scenic South
   LaJolla, California 92037

Entities   Affiliated  with  Weiss  Peck  &             71,111          71,111                  --       *
Greer LLC
   One New York Plaza
   New York, New York 10004

YK Capital L.P.                                         52,750          50,000               2,750       *
   509 Rochampton Road
   Hillsborough, California 94010

Four Partners                                           33,334          33,334                  --       *
   667 Madison Avenue
   7th Floor
   New York, New York 10021

Christopher Walsh                                       10,898             945               9,953       *
   Harvard Medical School
   45 Shattuck Street
   Boston, Massachusetts 02115

Daniel Kisner                                            5,444           5,444                  --       *
   1849 Montgomery Avenue
   Cardiff, California 92007

Todd Noonan                                                500             500                  --       *
   International Creative
   Management, Inc.
   40 West 57th Street, 18th Floor
   New York, New York 10019

--------------------------------------------------------------------------------
*        Less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of September 30, 1998, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

         -        in the over-the-counter market,
         -        in private transactions,
         -        through options,
         -        by pledge to secure debts and other obligations, or
         -        a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be paid by LeukoSite. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                  LEGAL MATTERS

         Bingham Dana LLP, Boston, Massachusetts will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable. Justin P. Morreale, a partner at Bingham Dana LLP, is the Secretary of LeukoSite. Other partners and associates at Bingham Dana LLP own a total of approximately 1,600 shares of common stock.

                                     EXPERTS

         The consolidated financial statements of LeukoSite as of and for the year ended December 31, 1997, incorporated by reference into this prospectus and this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts as giving said report.

---------------------------------------------   -------------------------------
---------------------------------------------   -------------------------------

We have not authorized any dealer,
salesperson or other person to give any
information or to make any representations
not contained in this prospectus or any
Prospectus Supplement. You must not rely on
any unauthorized information. This
prospectus is not an offer of these                         7,071,810 Shares
securities in any state where an offer is
not permitted. The information in this                       LeukoSite, Inc.
prospectus is current as of October 15,
1998. You should not assume that this                         Common Stock
prospectus is accurate as of any other date.
                                                           ------------------
         Table of Contents

                                Page
Where You Can Get More
  Information................     2

Forward-looking Statements...      3

Risk Factors.................      3                       PROSPECTUS

The Company..................      7                   ____________ , 1998

Recent Developments..........      7                   -------------------

Use of Proceeds..............      8

Selling Stockholders.........      8

Plan of Distribution.........     10

Legal Matters................     11

Experts......................     11


---------------------------------------------   -------------------------------
---------------------------------------------   -------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee........................       $ 14,874.49
Nasdaq National Market Listing Fees.........                 0
Legal Fees and Expenses.....................            20,000
Accountants' Fees and Expenses..............             1,500
Miscellaneous Costs.........................                 0
      Total.................................         36,374.49


         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.3 and 3.4, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

         The Registration Rights Agreement, dated as of July 1, 1998, provides for indemnification by the Registrant of each of the Selling Stockholders against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise, and provides for indemnification by the Selling Stockholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise.

Item 16. Exhibits

Exhibits
--------

*3.3          Restated Certificate of Incorporation of the Registrant.
*3.4          Amended and Restated By-Laws of the Registrant, as amended to date.
*4.1          Specimen certificate for shares of common stock.
5             Opinion of Bingham Dana LLP
23.1          Consent of Bingham Dana LLP (included in Exhibit 5.1)
23.2          Consent of Arthur Andersen LLP

-----------

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-30213).

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                            SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, LeukoSite, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 15th day of October, 1998.

                                 LEUKOSITE, INC.

                                 By:

                                        /s/ Christopher K. Mirabelli
                                        -------------------------------------
                                        Christopher K. Mirabelli

                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoint each of Christopher K. Mirabelli and Augustine Lawlor severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                     Signature                                                Title                                       Date
                     ---------                                                -----                                       ----
/s/ Christopher K. Mirabelli
--------------------------------------------         Chairman of the Board of Directors, President, Chief           October 15, 1998
Christopher K. Mirabelli                             and Executive Officer (Principal Executive Officer)

/s/ Augustine Lawlor                                 Vice President, Business Development, Chief                    October 15, 1998
--------------------------------------------         Financial Office and Treasurer (Principal Financial
Augustine Lawlor                                     and Accounting Officer)

/s/ Kate Bingham                                     Director                                                       October 15, 1998
--------------------------------------------
Kate Bingham

/s/ John W. Littlechild                              Director                                                       October 15, 1998
---------------------------------------------
John W. Littlechild

/s/ Martin Peretz                                    Director                                                       October 15, 1998
--------------------------------------------
Martin Peretz

/s/ Mark Skaletsky                                   Director                                                       October 15, 1998
--------------------------------------------
Mark Skaletsky

/s/ Timothy A. Springer                              Director                                                       October 15, 1998
--------------------------------------------
Timothy A. Springer



                     Signature                                                Title                                       Date
                     ---------                                                -----                                       ----

/s/ Christopher T. Walsh                             Director                                                       October 15, 1998
--------------------------------------------
Christopher T. Walsh

/s/ Yasunori Kaneko                                  Director                                                       October 15, 1998
--------------------------------------------
Yasunori Kaneko


                                  EXHIBIT INDEX

 Exhibits
 --------
*3.3         Restated Certificate of Incorporation of the Registrant.
*3.4         Amended and Restated By-Laws of the Registrant, as amended to date.
*4.1         Specimen certificate for shares of common stock.

5            Opinion of Bingham Dana LLP

23.1         Consent of Bingham Dana LLP (included in Exhibit 5.1)
23.2         Consent of Arthur Andersen LLP

-----------

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-30213).